                                    EXHIBIT C
                                    ---------
                                                                    Page 1 of 2

AMENDMENT TO MANAGEMENT INCENTIVE PLAN

Add to definitions:

"Change of Control" means the occurrence of any of the following:

         (a) any "Person" as such term is used in Sections 1 3(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("the Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly, by the stock holders of the Company in substantially the same proportions as their ownership of stock in the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-2 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

         (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
(a), (c) or (d) of this definition) whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                                    EXHIBIT C
                                    ---------
                                                                    Page 2 of 2

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


 Add to Section VII:

     d. If the Committee anticipates a Change of Control, it may elect to make interim Incentive Awards. Such interim Incentive Awards shall be made according to the terms of this Plan and the Regulations, except that the Incentive Plan Provision for such interim Incentive Awards shall be the Incentive Plan pool for the Fiscal Year preceding the Fiscal Year in which the Committee anticipates the Change of Control will occur (the "Change of Control Year"), pro-rated by the number of days elapsed in the Change of Control Year on the date (as anticipated by the Committee) of the Change of Control.

          Such interim Incentive Plan Provision shall be deducted from the final Incentive Plan Provision for the Change of Control Year. The allocation of final Incentive Awards for the Change of Control Year shall not be affected by the interim Incentive Awards, provided that no participant shall receive less in total than his or her interim Incentive Award (and the final Incentive Plan Provision shall be increased to the extent, if any, necessary to give effect to this proviso).


AMENDMENT TO MANAGEMENT INCENTIVE PLAN REGULATIONS

Delete Regulation 14 and replace with the following:

14) Unless deferred as provided herein, (i) Incentive Awards for any Fiscal Year shall be paid as directed by the Committee on or after February 1st, but not later than March 15th, of the following year, and (ii) interim Incentive Awards made as a result of an anticipated Change of Control shall be paid on such date as the Committee shall specify, which date shall be prior to the anticipated Change of Control.

Add to Regulation 17:

If the Committee anticipates a Change of Control, it shall distribute to the balance in a Participant's Deferred Account. Such balance shall be paid in a lump sum on such date as the Committee shall specify, which date shall be prior to the anticipated Change of Control.